Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 25, 2005 relating to the financial statements and the financial statement schedule of Broder Bros., Co., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Summary Historical Financial Data” and “Selected Historical Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, PA

April 7, 2005